        Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Arrow Financial Corporation

Glens Falls, New York

We consent to the use of our reports dated March 4, 2010, with respect to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Arrow Financial Corporation related to the registration of shares for the Arrow Financial Corporation Automatic Dividend Reinvestment Plan and to the reference of our firm under the heading “Experts” in the prospectus.

KPMG LLP

Albany, New York

September 10, 2010